SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            -----------------------


                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15 (d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): January 29, 2002

                                ---------------


                          Edison Brothers Stores, Inc.
             (Exact name of registrant as specified in its charter)

           Delaware                      1-1394                  43-0254900
(State or other jurisdiction of   (Commission file number)    (I.R.S. employer
 incorporation or organization)                              identification no.)


      501 North Broadway
        St. Louis, MO                                             63102
    (Address of principal                                       (Zip code)
      executive offices)



       Registrant's telephone number, including area code: (314) 331-6000

Item 5.  Other Events.

      Alan M. Jacobs, the chapter 7 trustee for Edison Brothers Stores, Inc. and its co-debtor affiliates (the "Trustee") filed a motion (the "Motion") on January 29, 2002 in the United States Bankruptcy Court for the District of Delaware (the "Court"), seeking authority to make an interim distribution to all holders of allowed general unsecured claims of up to $0.14 in respect of each dollar of Allowed GU Claim (as such term is defined in the motion). While there can be no assurance that the Motion will ultimately be approved by the Court, the Trustee is hopeful that the Court will approve the Motion at the hearing scheduled on February 19, 2002 at 10:00 a.m. (EST).

      If the Court approves the Motion, the Trustee hopes to make an interim distribution of up to $0.14 to most holders of Allowed GU Claims prior to April 15, 2002.

      The Trustee made a prior interim distribution late last year to most holders of Allowed GU Claims in the amount of $0.06 in respect of each dollar of claim. If the present Motion is granted and the Trustee distributes the full amount which he seeks authority to distribute, most holders of Allowed GU Claims should have received total distributions of approximately $0.20 in respect of each dollar of claim by mid-April 2002.


Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(c)   Exhibits.

99.1 Chapter 7 Trustee's second motion (with notice and proposed order attached) pursuant to 11 U.S.C. ss.ss. 105(a) and 502(c), and bankruptcy rules 3009 and 9019, for an order (a) estimating claims, (b) setting or modifying maximum reserves in respect of unresolved claims, and (c) authorizing further interim distributions to holders of allowed general unsecured claims.

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 4, 2002                    EDISON BROTHERS STORES, INC.



                                    By: /s/ Alan M. Jacobs
                                       -----------------------------------
                                       Name:  Alan M. Jacobs
                                       Title: Chapter 7 Trustee


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                                  Exhibit Index

Exhibit Number    Title
--------------    -----

99.1 Chapter 7 Trustee's second motion (with notice and proposed order attached) pursuant to 11 U.S.C. ss.ss. 105(a) and 502(c), and bankruptcy rules 3009 and 9019, for an order (a) estimating claims, (b) setting or modifying maximum reserves in respect of unresolved claims, and (c) authorizing further interim distributions to holders of allowed general unsecured claims.